FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Qorvis Communications Karen Vahouny (703) 744-7809

WORLD AIR HOLDINGS PROVIDES SECOND QUARTER SUMMARY

PEACHTREE CITY, Ga. (Aug. 3, 2005) – World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways and North American Airlines, today reported that the company, excluding North American Airlines, exceeded its financial guidance for the quarter ended June 30, 2005:

•	Operating revenues for World Airways for the 2005 second quarter were $140.1 million, compared to the guidance range of $135 to $145 million. The company reported operating revenues of $115.1 million for the same quarter of last year.

•	Military revenues for World Airways were $104.3 million compared to the guidance range of $100 to $110 million and $87.8 million for the same quarter of 2004.

•	Operating income for World Air Holdings, excluding North American Airlines, for the second quarter of this year was $11.5 million, which exceeded the guidance range of $7 to $9 million. Operating income was $7.1 million better than the same quarter in 2004.

On July 13, the company announced that additional time would be needed to complete the financial review of North American’s results for the filing of a Form 8-K. The quarterly results from the date following the close of the North American acquisition on April 28, 2005, to June 30, 2005, will be included in World Air Holdings’ financial results in its Form 10-Q filing.

“We need to ensure, with absolute certainty, the accuracy of the results we provide to the investment community, so we believe it’s critical to allow the process to be completed,” said Randy Martinez, chief executive officer of World Air Holdings.

The company will issue a news release and hold an investor call upon the filing of the 10-Q.

World Air Holdings announced that it anticipates North American will report an operating loss for the second quarter, which is in line with the projections in its acquisition model. This is primarily due to the unprofitable scheduled service to Hawaii. World noted that North American will discontinue this service effective Sept. 1.

“We remain confident in our decision to acquire North American, and are dealing with internal control issues that we anticipated could arise in transitioning a privately held entity into a public reporting company,” Martinez said. “None of this changes the rationale for our business decision.”

INVESTOR CONFERENCE CALL

August 4, 2005, at 9:00 a.m. EDT

Phone: 800-530-9601

A conference call will begin at 9:00 a.m. EDT on Thursday, Aug. 4, 2005. Investors and media can access the conference by calling 800-530-9601 prior to the 9:00 a.m. start time. The investor call will be available live via the World Wide Web at www.worldairholdings.com/investor The on-line replay will be available until Aug. 18, 2005, at the same site shortly after the Webcast is complete. The broadcast also will be available at www.streetevents.com.

About World Airways

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World operates a fleet of 17 wide-body MD-11 and DC-10 aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

About North American Airlines

North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on “niche” markets, where high product quality and excellent passenger service provide value to its customers. Founded in 1989, North American operates a fleet of eight 767 and 757 passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.

About World Air Holdings
World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter and scheduled passenger airline founded in 1989, and World Risk Solutions is an airline insurance subsidiary established in 2004. For additional information, go to www.worldairholdings.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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